UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2021

GMS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37784	46-2931287
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Crescent Centre Parkway, Suite 800

Tucker, Georgia 30084

(Address of principal executive offices, including zip code)

 (800) 392-4619

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	GMS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 7.01 Regulation FD Disclosure

On April 11, 2021, GYP Holdings III Corp. (the “Company”), an indirect wholly-owned subsidiary of GMS Inc. (“GMS”), entered into an engagement letter with Barclays Bank PLC and the other financial institutions party thereto (collectively, the “Engagement Parties”) pursuant to which the Company engaged the Engagement Parties as joint lead arrangers and joint bookrunners or co-managers, as applicable, to structure and arrange an amendment (the “Senior Credit Agreement Amendment”) to that certain First Lien Credit Agreement, dated as of April 1, 2014 and as amended by that certain Incremental First Lien Term Commitments Amendment dated as of September 27, 2016, that certain Second Amendment to First Lien Credit Agreement dated as of June 7, 2017, and that certain Third Amendment to First Lien Credit Agreement dated as of June 1, 2018, among the Company, GYP Holdings II Corp., the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, as administrative agent and as collateral agent (the “Senior Credit Agreement”).

The Senior Credit Agreement Amendment is expected to, among other things, (i) reduce the applicable interest rate applicable to the outstanding borrowings under the seven-year senior secured first lien term loan facility provided for under the Senior Credit Agreement (the “Senior Credit Facility”) and (ii) modify certain other provisions of the Senior Credit Agreement, in each case, on terms and conditions to be agreed to by the Company and the Lenders (such transactions contemplated by the Senior Credit Agreement Amendment, the “Repricing Transactions”).

It is anticipated that the Repricing Transactions would close concurrently with the closing of the Notes Offering (as defined below). However, the engagement of the Engagement Parties is on a “commercially reasonable efforts” basis and no assurance can be given that the Repricing Transactions will ultimately be consummated. As a result, the Company cannot provide assurances of the timing of the Repricing Transactions or that such Repricing Transactions will be consummated on the terms contemplated above, or at all. The closing of the Notes Offering is not conditioned upon the consummation of the Repricing Transactions, and the consummation of the Repricing Transactions is not conditioned on the closing of the Notes Offering.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise stated in such filing.

Item 8.01 Other Events

On April 12, 2021, the Company announced that it launched an offering to sell $300.0 million aggregate principal amount of its senior notes due 2029 (the “Senior Notes”) in a private offering in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, subject to market and other conditions (such offering, the “Notes Offering). The Company expects to use the net proceeds from the Notes Offering of the Senior Notes to repay a portion of the Company’s outstanding borrowings under the Senior Credit Facility. A copy of the press release announcing these matters is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release of the Company dated April 12, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMS INC.

(Registrants)

By:	/s/ Scott M. Deakin
Scott M. Deakin Chief Financial Officer

Dated: April 12, 2021